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                                  EXHIBIT 99
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                                 NEWS RELEASE


Heritage Financial Corporation
201 5th Avenue, SW
Olympia, WA  98501
360\943-1500

HERITAGE FINANCIAL CORPORATION ANNOUNCES CHANGE IN FISCAL YEAR END

Olympia, WA, October 28, 1998--Heritage Financial Corporation today announces the changing of its fiscal year end from June 30 to December 31 effective for the year ending December 31, 1998. Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial, stated "Virtually all publicly-traded banks have December 31 fiscal year ends. Though Heritage began its history as a savings and loan, our product mix and acquisition strategy are more bank-like. Because of our evolution into a more bank-like entity, we believe it is important that our financial statements and operations have similar reporting periods to both our own subsidiaries and those banks with which we compete on a day to day basis."

Heritage Financial Corporation, with assets of approximately $417 million, is the parent of Heritage Savings Bank, Olympia, WA, which operates 10 banking offices in south Puget Sound area of Washington and North Pacific Bank, Tacoma, WA. which operates 2 offices in Tacoma.

In August, Heritage Financial signed a definitive agreement to acquire Harbor Bancorp, Inc. Harbor Bancorp, Inc., with assets of approximately $125 million, is the parent of The Bank of Grays Harbor, Aberdeen, WA which operates 5 banking offices in Grays Harbor County.

In September, Heritage Financial announced the signing of a definitive agreement to acquire Washington Independent Bancshares, Inc. Washington Independent Bancshares, with assets of approximately $57 million, is the parent of Central Valley Bank, N.A., which operates 5 offices in Yakima County, Washington.

Heritage Financial Corporation's common stock trades on the NASDAQ Stock Market under the symbol "HFWA".